UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Portland General Electric Company
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PORTLAND GENERAL ELECTRIC COMPANY
121 SW Salmon Street
Portland, Oregon 97204

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, APRIL 22, 2022

On March 8, 2022, Portland General Electric Company (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was recently distributed in connection with the Company’s Annual Meeting of Shareholders scheduled for April 22, 2022. The Company is filing this supplement to the Proxy Statement solely to correct certain inadvertent errors in the public company directorships listed for Michael Millegan. Specifically, in Mr. Millegan’s biography on page 37, under “Selected Directorships and Memberships,” the Company incorrectly referred to Wireless Technology Group, Inc., but the actual company name is Wireless Telecom Group, Inc., which is a public company. Relatedly, on page 31, the “Other Public Boards” column of the table should refer to Mr. Millegan serving on two (2) other public company boards rather than one (1) other public company board. This Supplement does not change or update any of the other disclosures contained in the Proxy Statement.

This supplement to the Proxy Statement is being filed with the Securities and Exchange Commission and made available to the Company's shareholders on or about March 16, 2022. The Company's 2022 Proxy Statement and 2021 Annual Report are available on our Company website at investors.portlandgeneral.com/financial-information/annual-reports. Proxy materials also may be accessed at www.proxyvote.com.

Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Important Information

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 92 of the Proxy Statement for instructions on how to do so.